Exhibit 10.40
Engagement Letter
1.Construct

All bold-faced terms are referenced to an applicable Statement of Work (SOW).
2.The services

2.1In accordance with the description of the engagement contained in the applicable SOW, the professional services will comprise general accounting and advisory services (Advice or Services). Unless otherwise expressly specified, the Provider shall furnish, at Provider’s own expense, any equipment, supplies and other materials necessary or advisable to perform the Services. Subject to the provisions of this Engagement Letter, the Client shall not control the manner or means by which the Provider performs the Services.
3.Schedule

It is expected that the requested services will require the Time Estimate to complete as per SOW#____. The date upon which such services will commence is Start Date with an expected date of completion of Complete Date.
In order to complete such services as described in the SOW (numbered SOW #____) it is expected that a reasonable degree of cooperation from Client will be required to effectively provide the services in the SOW in a manner efficient for Client.
4.Deliverables

The artifacts set forth in the applicable Statement of Work
5.Fees and billing

Fees are calculated based on the actual hours of work required by each SOW and the size and complexity thereof. Based on the foregoing and on experience in similar engagements, the estimated fees for the services described in the SOW are as set forth in the relevant SOW. If Provider determines that the services described in the SOW will materially exceed the estimated fees, then Provider shall so inform Client, and seek Client’s consent to the additional estimated fees, before commencing the services.

This engagement letter does not include any other Services that have not been described in an SOW. In the event that any incremental services are requested, such shall be subject to a separate SOW appropriately executed by both Client and Provider.
6.Expenses

Any reasonable out-of-pocket expenses actually incurred by Provider during the provision of Services (e.g. reasonable travel, accommodation, per diems, translations, etc.), will be added to the actual fees and shall be billed at cost, with supporting documentation for such expenses to be provided to Client.
7.Billing and payment

As multiple SOWs are anticipated under this engagement, fees will be billed monthly for all SOWs that are complete or in progress. Such invoices shall note the actual hours incurred as compared to the Time Estimate per SOW and shall note whether such SOW is complete or in progress.

Invoices are payable by electronic means to Uphill Consulting Bank of America account number within 30 days of invoice date, with such invoices to be provided to Client on the invoice date.

8.Standard business terms

The Standard Business Terms attached as an Exhibit to this engagement letter constitute the entire agreement between Client and Provider in relation to the services described.
9.Liability

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In no event shall Provider be liable for any loss of use, contracts, data, goodwill, revenues or profits (whether or not deemed to constitute direct claims) or any consequential, special, indirect, incidental, punitive or exemplary loss, damage, or expense relating to this contract or the Services.
10.Indemnity

Client and Provider shall each indemnify and hold harmless the other and any respective personnel, from all third party Claims, except to the extent finally judicially determined to have resulted primarily from the bad faith or intentional misconduct of the indemnified party or any respective personnel.
In circumstances where all or any portion of the provisions of this Paragraph are finally determined to be unavailable, the aggregate liability of a party to this engagement letter (including respective personnel) for any Claim shall not exceed an amount which is proportional to the relative fault that their conduct bears to all other conduct giving rise to such Claim.

11.Limitations on the provision of services

Provider is an independent contractor, and this engagement letter shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Provider and Client (or any of Client’s Affiliates) for any purpose. Accordingly, Provider acts only in an advisory capacity for the Client and has no authority to resolve any issue, to agree any obligation, to extend a limitation period, or to exercise any authority or decision on behalf of Client unless explicitly indicated in SOW or an addendum to such, which shall be in writing.

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EXHIBIT: Standard Business Terms

In the event of a contradiction or conflict between the Standard Business Terms and the terms of the Engagement Letter or SOW, the SOW shall prevail, except with respect to Articles 5, 6, 7, 10, and 11 of the Engagement Letter, which shall always prevail over the Standard Business Terms.
1. Contract and parties
(a)The engagement letter and any appendices, including relevant SOWs incorporated by reference upon execution into the engagement letter (“Engagement Letter”) issued by Michael F. Winterscheidt (d/b/a “Uphill Consulting”, “Provider”) and addressed to the Client and these Standard Business Terms (together the “Contract”) constitute the whole agreement between the Client and Provider in relation to the services and artifacts (including Advice as defined below) described in the Contract to be provided by Provider (the “Services”) and Provider’s responsibilities for providing the Services. Capitalized terms not defined in these Standard Business Terms shall have the meaning given to them in the Engagement Letter.
(b)This Contract is between the Client and Provider. For the purposes of this Contract:
•“Client” shall mean the entity specified in the Engagement Letter;
•“Advice” shall mean all advice, opinions, reports and other work product in any form (including Artifacts) provided by or on behalf of Provider as part of the Services.
•“Artifacts” means any and all tangible work outputs of the Services to be delivered by Provider as part of the Services, including written memoranda, reports, documents, emails and other materials.
(c)Provider may not subcontract any Services under this Contract to any other party. The Client’s relationship is solely with Provider as the entity contracting to provide the Services.
(d)Provider remains responsible to the Client for all of the Services performed or to be performed under this Contract.
2. Responsibilities of the Client and of Provider
(a)Responsibilities of the Client

1)The Client shall cooperate with Provider in connection with the performance of the Services, including, without limitation, providing Provider with reasonable facilities and timely access to data, information and personnel of Client. The Client shall be responsible for the performance of its personnel and third parties retained by the Client, for the timeliness, accuracy and completeness of all data and information (including all financial information and statements) provided to Provider by or on behalf of Client and for the implementation of any Advice provided as part of the Services. Provider may use and rely on information and data furnished by the Client or others without verification. The performance of the Services is dependent upon the timely performance of the Client’s responsibilities under the Contract and timely decisions and approvals of the Client in connection with the Services. Provider shall be entitled to rely on all decisions and approvals of the Client.
2)The Client shall be solely responsible for, among other things: (A) making all management decisions and performing all management functions (even if relying solely on Advice provided under the Services), (B) designating one or more individuals who possess suitable skill, knowledge, and/or experience, preferably within senior management to oversee and/or approve the Services, (C) evaluating the adequacy and results of the Services, (D) accepting responsibility for implementing the results of the Services, and (E) establishing and maintaining internal controls, including, without limitation, monitoring ongoing activities. The provisions in the preceding sentence are not intended to and do not alter, modify or change in any manner the duties and obligations of Provider as agreed to and set forth in this Contract. With respect to the data and information provided by the Client to Provider for the performance of the Services, Provider is entitled to assume that the Client has all rights required to provide such data and information.

(b)Responsibilities of Provider

(i)Any Services provided by or on behalf of Provider will be based upon regulations (including regulations under the Securities and Exchange Commission) and generally accepted accounting principles in the United States (“GAAP”) in effect at the time the Services are provided. Subsequent changes in or to the foregoing (for which Provider shall have no responsibility to advise the Client) may result in the Services provided by or on behalf of Provider being rendered invalid.
(ii)Except as specifically agreed to in writing, Provider shall not assume any responsibility for any financial reporting with respect to the Services. Provider shall have no responsibility to address any legal matters or questions of law.
(iii)In formulating any Advice as part of the Services, Provider may discuss ideas with the Client orally or show the Client drafts of such Advice. To the extent that the content of drafts or oral Advice are

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expected to be finalized and confirmed to the Client in writing, such confirmed Advice shall supersede any previous drafts or oral Advice. Provider shall not be responsible if the Client or others choose to rely on, act or refrain from acting on the basis of any drafts or oral Advice.

(iv)Provider will use its reasonable endeavors, acting in a commercially appropriate manner, to carry out the Services in accordance with any timetable specified in the Contract. However, it is agreed that any dates specified in the Contract for the performance of any part of the Services, including delivery of any Advice, are estimated dates for planning purposes only. Provider will notify the Client promptly if it expects or encounters any significant delays which will materially affect achievement of any timetable for delivery of the Services.
(v)Unless expressly agreed otherwise in writing, each item of Advice will be deemed accepted (and the Services or relevant part completed) when such Advice has been delivered in its final form and no material objection to the Advice or its content is notified by the Client to Provider in writing within 10 days of delivery or when first use of the Advice is made by or on behalf of the Client, whichever occurs first.
(vi)For the performance of the Engagement, Provider is obliged to comply with applicable regulations and its own internal policies of Anti Money Laundering and Financing of Terrorism, for which it may require to the Client information and documentation.
3. Payment of invoices
2.2Provider’s invoices are due and payable by the Client within 30 days of presentation. Without limiting its other rights or remedies, Provider shall have the right to suspend or terminate the Services entirely or in part if payment is not received by the Due Date. The Client shall be responsible for all taxes, such as VAT, sales and use tax, gross receipts tax, withholding tax, and any similar tax, imposed on or in connection with the Services, other than Provider’s income and property taxes. It is intended that the provisions of this Contract comply with Section 409A of the Internal Revenue Code, and applicable administrative guidance and regulations (“Section 409A”), and all provisions of this Contract shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A and that all reimbursements provided under this Contract shall be made or provided in accordance with Section 409A. Notwithstanding the foregoing, Client makes no representations or warranties and shall have no responsibility regarding the tax implications of the compensation and benefits to be paid to Provider under this Contract, including under Section 409A.

4. Term
(a)An SOW may be terminated by Provider, without cause, by giving written notice to the other party not less than 60 days before the effective date of termination. An SOW may be terminated by Client, without cause, by giving written notice to the other party not less than 60 days before the effective date of termination.
(b)Either party may terminate the Contract by written notice to the other party for convenience, on not less than 90 days’ prior written notice to the other party, or on or at any time after the occurrence of any of the following events: (i) a material breach by the other party of an obligation under the Contract and, if the breach is capable of remedy, the defaulting party failing to remedy the breach within 30 days of receipt of notice of such breach, (ii) the other party becoming insolvent, (iii) the other party having a resolution passed or a petition presented for its winding-up or dissolution (other than for the purpose of a solvent amalgamation or reconstruction), (iv) the making of an administration order in relation to the other party, or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the other party , (v) the other party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.
Provider may terminate the Contract in whole or in part, with immediate effect upon written notice to the Client if Provider determines that (i) a governmental, regulatory, or professional entity or other entity having the force of law has introduced a new, or modified an existing law, rule, regulation, interpretation, or decision, the result of which would render Provider’s performance of any part of the Contract illegal or otherwise unlawful or in conflict with professional rules or (ii) circumstances change (including, without limitation, changes in ownership of the Client or of its Affiliates) so that Provider’s performance of any part of the Contract would be illegal or otherwise unlawful or in conflict with independence or professional rules.
(c)Upon termination of the Contract for any reason, the Client will compensate Provider in accordance with the terms of the Contract for the Services performed and expenses incurred up to the effective date of termination.
(d)Termination of any part of the Contract (including a specific SOW) shall not affect the remainder of the Contract (including other relevant SOWs included in the Contract).
5. Ownership of Provider’s Property & Work Products
(a)To the extent that any property (whether tangible or intangible) of Provider is used or developed in connection with the Contract, such property,

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including work papers, shall remain the property of Provider. Subject to payment of all of Provider’s fees due in connection with the Services and the Contract, the Client shall obtain ownership of such Advice or Artifact for the purpose set out in the Contract and in compliance with the provisions of the Contract. Any intellectual property and other proprietary rights in the material and data provided by the Client for performing the Services shall remain the exclusive property of Client.
(b)Provider, in connection with performing the Services, may develop or acquire general experience, skills, knowledge and ideas. Provider may use and disclose such experience, skills, knowledge and ideas subject to the obligations of confidentiality set out in Paragraph 10.
6. Limitation on Damages
(a)In circumstances where all or any portion of the provisions of this Paragraph 6 is finally determined to be unenforceable, the aggregate liability of a party and any personnel for any Claim shall not exceed an amount in excess of amounts billed under the applicable SOW.
(b)Provider’s responsibility for the Services is solely towards the Client.
(c)The provisions of Paragraph 6 shall not apply to any liability which by the governing law of the Contract it is unlawful to limit or exclude.
7. Limitation on Warranties
(a)Provider warrants that it shall perform the Services in good faith and with professional skill and care.
(b)To the fullest extent permitted by law Provider disclaims all other warranties, either express or implied.
8. Force Majeure
(a)Neither party shall be liable for any delays or non-performance resulting from circumstances or causes beyond its reasonable control, including, without limitation , acts or omissions or the failure to cooperate by the other party (including, without limitation, entities or individuals under its control, or any of their respective officers, directors, employees, other personnel and agents), fire or other casualty, act of God, epidemic, pandemic, strike or labor dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.
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10. Confidentiality
(a)To the extent that, in connection with the Contract, Provider comes into possession of any information related to the Services, trade secrets or other proprietary information relating to the Client which is either designated by the disclosing party as confidential or is by its nature clearly confidential (“Confidential Information”), Provider shall not disclose such Confidential Information to any third party unless directed to by the Client or unless required by law, regulation, judicial or administrative process, or in accordance with applicable professional standards, or in connection with potential or actual mediation, arbitration or litigation.
(b)The obligation of confidentiality shall not apply to the extent such Confidential Information
(i)is or becomes publicly available (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of the default of Provider,
(ii)becomes available to Provider on a non-confidential basis from a source other than the Client which Provider reasonably believes is not prohibited from disclosing such Confidential Information to Provider by an obligation of confidentiality to the Client,
(iii)is known by Provider prior to its receipt from the Client without any obligation of confidentiality, or
(iv)is developed by Provider independently of the Confidential Information disclosed by the Client.
(c)The Client shall not disclose to any third party any Advice without the express written consent of Provider, except
(v)disclosure may be made to the extent mandatory laws, applicable regulations, rules and professional obligations prohibit limitations on disclosure, structure associated with the Services or transactions described in the Contract and the Client acknowledges that none of its other advisers has imposed or will impose restrictions or limitations with such tax treatment or tax structure,
(vi)to the extent legislation or regulations of any jurisdiction provide for the reporting of such Advice, and
(vii)to Client’s auditors in their capacity as such.
(d)All Services are intended only for the benefit of the Client identified in the Contract. The mere receipt of any Advice (or any information derived therefrom) by any other persons is not intended to create any duty of care, professional relationship or any present or future liability of any kind between those persons and Provider.
11. Assignment
(a)Neither party may assign or otherwise transfer the Contract. Neither party will directly or indirectly agree to assign or transfer to a third party any Claim against the other party arising out of the Contract.

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12. Electronic Communications
(a)Except as instructed otherwise in writing, Provider and the Client are authorized to use properly addressed, email (including emails exchanged via internet media) and voicemail communication for both sensitive and non-sensitive documents and other communications concerning the Contract, as well as other means of communication used or accepted by the other.
(b)It is recognized that the internet is inherently insecure and that data can become corrupted, communications are not always delivered promptly (or at all) and that other methods of communication may be appropriate. Electronic communications are also prone to contamination by viruses. Each party will be responsible for protecting its own systems and interests and, to the fullest extent permitted by law, will not be responsible to the other on any basis (contract, tort, including without limitation negligence, or otherwise) for any loss, damage or omission in any way arising from the use of the internet or from access by Provider to networks, applications, electronic data or other systems of the Client Group.
13. Other Clients
(a)Nothing in the Contract will prevent or restrict Provider, from providing services to other clients (including services which are the same or similar to the Services) or using or sharing for any purpose any knowledge, experience or skills used in, gained or arising from performing the Services subject to the obligations of confidentiality set out in Paragraph 10 unless those other clients’ interests are in competition with the Client. Also, to the extent that Provider possesses information obtained under an obligation of confidentiality to another client or other third party, Provider is not obliged to disclose it to any member of the Client, or use it for the benefit of the Client, however relevant it may be to the Services.
14. Staff
(a)Provider and the Client each agree not, directly or indirectly, to solicit, employ or engage any personnel of the other party who within one year of such action has been involved directly with the provision of the Services or otherwise directly connected with the Contract, except where an individual responds directly to a general recruitment campaign.
15. Destruction of Working Papers
(a)Provider may retain copies of documents and files provided by the Client in connection with the Services for the purposes of compliance with professional standards and internal retention policies. However, use of such information retained for these purposes is, in all cases, subject to the obligations of confidentiality set out in Paragraph 10.
16. Marketing Material & Use of Name
(a)Neither the Provider nor the Client shall use the other’s trademarks, service marks and/or branding in external publicity material without such other party’s prior written consent. However, as a credential of its professional experience and for commercial purposes, the Provider may use the Client’s trademarks and may refer to the names of the Client in presentation materials solely as a reference to Client being a recipient of Services.
17. Anti-corruption
(a)Provider understands that the Client may be subject to laws that prohibit bribery and/or providing anything of value to government officials with the intent to influence that person’s actions in respect of the Client. Provider may be subject to similar laws and codes of professional conduct and has its own internal policies and procedures which prohibit illegal or unethical behaviors. In providing the Services, Provider undertakes not to offer, promise or give financial or other advantage to another person with the intention of inducing a person to perform improperly or to reward improper behavior for the benefit of the Client, in each case, in violation of applicable law.
(b)Likewise, Client and Provider commit to comply with all applicable laws and regulations, including anticorruption and anti-bribery rules, and to act with ethical and professional behavior, avoiding any practice that could be a violation of the anticorruption and anti-bribery laws or regulations in any country where this Agreement will be performed.
(c)Annexes A and B to this Contract are incorporated by reference into this Contract as if set forth fully herein.
18. Entire Agreement, Modification and Effectiveness
(a)Nothing discussed prior to execution of the Contract induced, nor forms part of, the Contract except to the extent repeated in the Contract. The Contract supersedes any previous agreement, understanding or communication, written or oral, relating to its subject matter. No variation to the Contract shall be effective unless it is documented in writing and signed by authorized representatives of both parties, provided, however, that the scope of the Services may be changed by agreement of the parties in writing, including by e-mail. If Provider has already started work (e.g., by gathering information, project planning or giving initial advice) at the request of the Client then the Client agrees that the Contract is effective from the start of such work.
19. Survival and Interpretation

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(a)Any provisions of the Contract which either expressly or by their nature extend beyond the expiration or termination of the Contract shall survive such expiration or termination.
(b)If any provision of the Contract is found by a court of competent jurisdiction or other competent authorities to be unenforceable, in whole or in part, such provision or the affected part shall not affect the other provisions but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties set forth herein. Each of the provisions of the Contract shall apply to the fullest extent of the law, whether in contract, statute, tort (including without limitation negligence), or otherwise, notwithstanding the failure of the essential purpose of any remedy. Any references herein to the term “including” shall be deemed to be followed by “without limitation”.
20. Governing Law and Submission to Jurisdiction
(a)This Contract, and all matters relating to it, (including non-contractual obligations) shall be governed by, and construed in accordance with, the laws of the State of Nevada. Any action or proceeding arising out of or relating to this Contract or the Services shall be brought and maintained exclusively in the State of Nevada. The parties hereby expressly and irrevocably (i) submit to the exclusive jurisdiction of such courts for the purposes of any such action or proceeding and (ii) waive, to the fullest extent permitted by law, any defense of inconvenient forum to the venue and maintenance of such action in any such courts. Nothing in this Paragraph will prevent either party, at any time before or after the dispute resolution procedures are invoked, from commencing legal proceedings to protect any intellectual property rights, trade secrets or confidential information or to preserve any legal right or remedy.
21. Dispute Resolution
(a)The parties agree to attempt in good faith to resolve any dispute or claim arising out of or in connection with the Contract promptly through negotiations between senior management. Nothing in this Paragraph prevents either party, at any time before or after the dispute resolution procedures are invoked, from commencing legal proceedings to protect any intellectual property rights, trade secrets or confidential information or to preserve any legal right or remedy.
22. Disclosure Laws
(a)Where there are current or future laws or regulations in any jurisdiction that require disclosure relevant to the Services, the Provider will also comply with those disclosure requirements, to the extent that it is legally obliged to do so.